                                                                       Exhibit 5



November 21, 1997



Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

     RE:  Vencor, Inc. 1997 Stock Option Plan for Non-Employee Directors
          --------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended covering an aggregate of 200,000 shares of Common Stock, par value $.25 per share (the "Shares") of Vencor, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the Vencor, Inc. 1997 Stock Option Plan for Non-Employee Directors (the "Plan").

     We have examined and are familiar with the Certificate of Incorporation, as amended, and the amended and restated By-Laws of the Company, and the various corporate records and proceedings relating to the proposed issuance of the Shares. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Greenebaum Doll & McDonald PLLC



                                    Greenebaum Doll & McDonald PLLC